Agreement

Entered into and signed on July __, 2007

Between:	1. AP Holdings Ltd. 2. Emvelco Corporation (Hereinafter, together and separately: the "**Investors**")
and Between	Appswing Ltd. (Hereinafter: "**Appswing**")

WHEREAS, the Investors engage in various real estate activities, including a real estate project in Las Vegas and projects in Croatia;

WHEREAS, the Investors are interested in purchasing the control in a corporate shell of a public company traded on the Tel-Aviv Stock Exchange against the transfer of rights in the various projects in their control to the above-mentioned public company, and at a later stage to raise capital from the Israeli public;

WHEREAS, Appswing has experience in, purchasing public corporate shells, reorganization of companies, economic consulting to companies and their preparation for offers to institutional investors and/or to the public, and also in accompanying and consulting regarding private and public issuances;

Accordingly it was agreed, declared, and conditioned between the parties as follows:

1. The introduction to this agreement is an inseparable part of it.

2. The investors acknowledge that it is known to them that Appswing entered into an agreement according to which Appswing has purchased the control in a public corporate shell named Kidron Industrial Holdings Ltd. (company number 520040486), for the Investors needs (hereinafter the "**Company**").

3. Appswing will accompany the investors and will advise them in all that is involved in organization of the companies and the projects abroad that will be transferred at a later stage to the Company, including all that relates to the structure of holdings in them, and formation of foreign companies that may be needed.

   The investors will provide Appswing with access to all the project managers abroad and to local consultants that accompany the projects and will instruct them to cooperate with Appswing. Appswing will visit the projects' sites (expenses paid by the Investors) and will form its recommendations after studying all aspects of the projects, including costs, expected profits, the expected time for their completion and any other factor relevant to the matter.

4. Closely after signing this Agreement, Appswing will act to approve a private offering of 172,034,669 shares of the Company to Appswing, in consideration for $ 2 million in cash and a conversion of all loans owed by the Company to Appswing on the date hereof in an unknown amount which is estimated to be between NIS 5 million to NIS 19 million (hereinafter the "**First Offering**").

5. Closely after signing this Agreement, the parties will act to approve a private offering of 907,934,450 shares of the Company, which shall constitute 72% of the total shares of the Company, against the transfer of the shares of companies holding the rights in the projects in Las Vegas and Croatia that their overall value (net) according to independent valuation will be at least twenty million (20,000,000) US dollars (hereinafter the "**Second Offering**"). The division of the issued shares between the Investors shall be 60% to Emvelco and 40% to AP Holdings.

6. After purchasing the shares in the Company by the Investors pursuant to the Second Offering, Appswing will provide the Company with consulting services in connection with a public offering (the "**Public Offering**"), for an additional consideration to be agreed between Appswing and the management of the Company. Furthermore, Appswing will assist the Company in hiring a chief executive officer and a chief financial officer.

7. For the services of Appswing in connection with accompanying the Investors in all that relates to preparation to the Second Offering as stated above, including consulting in connection with the structure of the holdings and the projects abroad, the private offering and the manner of their transfer to the Company, the investors will pay Appswing $1,000,000 plus value added tax as required by law (the "**Commission**"). The Commission will be paid to Appswing by the Investors as follows:

7.1.$250,000 were paid to Appswing in June 2007 (the "**First Payment**") and will be considered as a loan to Appswing until the closing of the Second Offering (the "**Closing**"), and upon the Closing will become the first payment on account of the Commission, and the Investors shall pay Appswing value added tax as required by law with respect to the First Payment.

7.2.An amount of $750,000 (in addition to VAT as required by law) at the time of completion of the Public Offering of securities of the Company (the "**Second Payment**"); however, if the Company will raise an amount of at least $2,000,000 in a private offering before the Public Offering, the Investors will pay Apppswing the Second Payment upon completion of the Public Ooffering.

8. In addition to the Commission, upon the Closing, the Investors will purchase (at the ration set forth in Section 5 above) 49,032,256 of the Company's shares issued to Appswing pursuant to the First Offering, for a consideration of additional $3,250,000 (the "**Consideration**") which shall be paid to Appswing by the Investors as follows:

8.1.$ 1,250,000 upon the Closing;

8.2.$ 2,000,000 within 30 days of the Closing.

Said shares shall be transferred to the Investors upon completion of the payment of the Consideration in full.

9. It is agreed that the in the event that the Second Payment and/or the V.A.T with respect to the First Payment and/or the Consideration are not paid in full to Appswing at their due date according to the provisions of Sections 7-8 to this Agreement (namely, at the closing date of the Second Offering or within 30 days thereafter, as the case may be), then any amount still outstanding by the Investors to Appswing shall bear interest at the rate of 20% per annum, the interest being computed for the period from the date on which the Investors were liable to pay the amount in default until the date of its actual payment.

10. As security to the payment of the Commission and of the Consideration, the Investors hereby instruct the Company to place the shares of Company which shall be issued to the Investors pursuant to the Second Offering from Appswing according to Section 8 hereinabove, in escrow with G. Chet Trust Company Ltd. (the "**Trustee**"), as security for the payment of the Commission and the Consideration and any interest accrued thereon. The parties hereby instruct the Trustee to hold the shares in trust and release them to the Investors only after it has received confirmation by all parties hereto, or received satisfactory proof, that the Commission and the Consideration have been both paid to Appswing in full. Alternatively, in the event that the Commission and/or the Consideration are not paid in full within three (3) months of the Closing or the Public Offering, as the case may be, then Appswing shall have the sole right to instruct the Trustee to sell all or part of the shares held by Trustee at no less than 90% of the market price of the Company's shares, and use the net proceeds of the sale to repay any outstanding amount on the Commission and/or the Consideration and all interest thereon. After the Commission and the Consideration have been paid in full Trustee shall transfer to Investors all remaining shares of the Company held by him and all proceeds from the sale of Company's shares retained by him.

11. All parties hereby waive any claim or demand against the Trustee in connection with carrying out of his roles hereunder, except in the event of gross negligence or willful misconduct.

12. If the Second Offering will not be completed until the day of September 30, 2007 because of a breach by Appswing of any of its obligations according to this agreement, Appswing will return the amount of the First Payment to the investors with 12% annual interest.

13. If the investors will decide to not purchase the control in the Company, this Agreement will be terminated; however, the First Payment will remain with Appswing as final agreed consideration for its efforts, and the loan will be considered as if it was fully re-paid.

14. The parties will cooperate to complete the Second Offering and to complete the raising of private and/or public capital to the Company.

15. This Agreement embodies all the understandings, provisions, warranties and intentions of the parties and cancels and replaces any document and/or agreement and/or draft and/or representation and/or assurance, whether in writing or oral, expressly or impliedly executed by the parties prior to the date hereof or given by either of the parties to the other prior to the execution hereof with regard to any matter connected with this agreement.

EMVELCO Corporation

By: ______________________

YOSSI ATTIA PRESIDENT

AP Holdings Ltd.

By: ______________________

APPSWING LTD.

By: ______________________